Exhibit 4.4.2

AMENDED AND RESTATED WARRANT AGREEMENT

RENEW ENERGY GLOBAL PLC,

COMPUTERSHARE INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

Dated [●], 2021

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), is entered into as of [●], 2021, by and between ReNew Energy Global plc, a public limited company incorporated under the laws of England and Wales (the “ReNew Global”), Computershare Inc., a Delaware corporation, (“Computershare”) and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent (in such capacity together with Computershare, the “Warrant Agent”).

WHEREAS, in connection with the initial public offering of units and simultaneous private placement of warrants of RMG Acquisition Corporation II, a Cayman Islands exempted company (“RMG II”), RMG II engaged the Continental Stock Transfer & Trust Company, a New York corporation (“Continental”) to act on behalf of RMG II, in connection with the issuance, registration, transfer, exchange, redemption and exercise of RMG II’s warrants on the terms and conditions set forth in the Warrant Agreement dated as of December 9, 2020 between RMG II and Continental (the “Prior Agreement”).

WHEREAS, RMG II entered into a Business Combination Agreement, dated as of February 24, 2021 (as may be amended from time to time, the “Business Combination Agreement”), with ReNew Global, Renew Power Private Limited, a company with limited liability incorporated under the laws of India (“ReNew”), Philip Kassin, solely in the capacity as the representative for the shareholders of RMG II, ReNew Power Global Merger Sub, a Cayman Islands exempted company (the “Merger Sub”) and certain of the shareholders of ReNew (the “ReNew Shareholders”), pursuant to which, among other things, in connection with the closing of the transactions contemplated by the Business Combination Agreement (“Closing”), (i) Merger Sub will merge with and into RMG II (the “Merger”) with RMG II being the surviving entity of the Merger and becoming a wholly-owned subsidiary of ReNew Global and (ii) ReNew Global will acquire shares of ReNew and ReNew Global will issue shares to certain of the ReNew Shareholders, as described in the Business Combination Agreement (the “Share Exchange”, and together with the Merger, the “Transactions”).

WHEREAS, effective upon the consummation of the Merger, (i) each RMG II ordinary share outstanding on the closing date will be cancelled in exchange for the issuance by ReNew Global of one Class A ordinary share of ReNew Global (“ReNew Global Class A Ordinary Shares”), except that holders of RMG II ordinary shares sold in RMG II’s initial public offering will be entitled to elect instead to receive a pro rata portion of RMG II’s trust account, as provided in RMG II’s amended and restated memorandum and articles of association (“M&A”), (ii) each outstanding warrant issued by RMG II as part of the units, each comprised of one Class A ordinary share of RMG II and one-third of one warrant to purchase one Class A ordinary share of RMG II, at a price of $11.50 per share (“Unit”), in RMG II’s initial public offering (the “Public Warrants”) will remain outstanding and, in accordance with this Agreement, will be automatically adjusted to entitle the holder to subscribe for 1.0917589 ReNew Global Class A Ordinary Shares at a price of $11.50 per 1.0917589 ReNew Global Class A Ordinary Shares, subject to adjustment as set forth herein, (iii) each outstanding warrant issued by RMG II as part of a private placement (the “Private Placement Warrants”, together with the Public Warrants, collectively, the “Warrants”) will remain outstanding and, in accordance with this Agreement, will be automatically adjusted to entitle the holder to subscribe for 1.0917589 ReNew Global Class A Ordinary Shares at a price of $11.50 per 1.0917589 ReNew Global Class A Ordinary Shares, subject to adjustment as set forth herein;

WHEREAS, ReNew Global, RMG II, Continental and the Warrant Agent entered into that certain Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), dated on or about the date hereof, pursuant to which, in accordance with Section 9.1 of the Prior Agreement, i) ReNew Global was substituted for RMG II in the Prior Agreement and became obligated to perform all of the duties of RMG II under the Prior Agreement and ii) the Warrant Agent was substituted for Continental in the Prior Agreement and became obligated to perform all of the duties of Continental under the Prior Agreement;

WHEREAS, for the purpose of curing any ambiguity as to whether the Prior Agreement applies to the Warrants following the Closing, ReNew Global and the Warrant Agent agree that the Prior Agreement is hereby amended and restated in its entirety in accordance with the terms hereof pursuant to Section 9.8 of the Prior Agreement, and, with effect from and following the Closing, this Agreement shall apply, and the terms of the Prior Agreement shall cease to apply, to the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when, if a physical certificate is issued, executed on behalf of ReNew Global and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of ReNew Global, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. ReNew Global hereby appoints the Warrant Agent to act as agent for ReNew Global for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall be held in registered form only and initially issued in book-entry form.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned in manual, facsimile or other electronic form by the Warrant Agent pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance, automatic adjustment by virtue of the Merger and the registration of transfer of the Warrants. Upon the initial issuance or automatic adjustment of the Warrants in book-entry form, the Warrant Agent shall deliver and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by ReNew Global. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with The Depository Trust Company (“DTC”) (such institution, with respect to a Warrant in its account, a “Participant”).

If DTC ceases on or after the date hereof to make its book-entry settlement system available for the Public Warrants, ReNew Global may instruct the Warrant Agent regarding making other arrangements for settlement of transactions in the Public Warrants, including transfer to [●] (the “Depositary Nominee”), a company incorporated in [●] with its registered address at [●], to facilitate the issuance of depositary receipts in respect of the Public Warrants (the “Depositary Receipts”). In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to DTC to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and ReNew Global shall instruct the Warrant Agent to i) deliver to DTC definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificates”) which shall be in the form annexed hereto as Exhibit A, subsequently DTC will transmit such Definitive Warrant Certificates to the holders of the Public Warrants in respect of the Public Warrants to which they are beneficially entitled or ii) transfer such Public Warrants to the Depositary Nominee, who shall issue Depositary Receipts to the holders of the Public Warrants in respect of the Public Warrants to which they are beneficially entitled.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of ReNew Global. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, ReNew Global and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither ReNew Global nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 Fractional Warrants. If, upon the detachment of Public Warrants from the Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, ReNew Global shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.5 Private Placement Warrants. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by RMG Sponsor II, LLC, a Delaware limited liability company, (“RMG II Sponsor”) or any of its Permitted Transferees (as defined below) the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(c) hereof, (ii) including the ReNew Global Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until thirty (30) days after the date hereof, (iii) shall not be redeemable by ReNew Global pursuant to Section 6.1 hereof and (iv) shall only be redeemable by ReNew Global pursuant to Section 6.2 if the Reference Value (as defined below) is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof); provided, however, that in the case of (ii), the Private Placement Warrants and any ReNew Global Class A Ordinary Shares issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a) to ReNew Global’s officers or directors, any affiliates or family members of any of ReNew Global’s officers or directors, any members or partners of RMG II Sponsor or their affiliates, any affiliates of RMG II Sponsor, or any employees of such affiliates;

(b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(d) in the case of an individual, pursuant to a qualified domestic relations order; or

(e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust;

(f) by virtue of RMG II Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; or

(g) in the event of ReNew Global’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property;

provided, however, that, in the case of clauses (a) through (e), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with ReNew Global agreeing to be bound by the transfer restrictions in this Agreement.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from ReNew Global the number of ReNew Global Class A Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Ordinary Shares may be purchased at the time a Warrant is exercised. ReNew Global in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than fifteen (15) Business Days (as defined below) (unless otherwise required by the Commission, any national securities exchange on which the Warrants are listed or applicable law); provided that ReNew Global shall provide at least five (5) days’ prior written notice of such reduction to Registered Holders of the Warrants; and provided further, that any such reduction shall be identical among all of the Warrants. For the purposes of this Agreement, a “Business Day” shall mean a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on December 14, 2021, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the date hereof, and (y) other than with respect to the Private Placement Warrants then held by RMG II Sponsor or its Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except, as applicable, with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by RMG II Sponsor or its Permitted Transferees in connection with a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant then held by RMG II Sponsor or its Permitted Transferees in the event of a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. ReNew Global in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that ReNew Global shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its office designated for such purpose (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of DTC to an account of the Warrant Agent at DTC designated for such purposes in writing by the Warrant Agent to DTC from time to time, (ii) an election to purchase (“Election to Purchase”) any ReNew Global Class A Ordinary Shares pursuant to the exercise of a Warrant, properly completed and duly executed by the Registered Holder on the reverse of the Definitive Warrant Certificate accompanied by a signature guarantee or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with DTC’s procedures, and (iii) the payment in full of the Warrant Price for each ReNew Global Class A Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the ReNew Global Class A Ordinary Shares and the issuance of such ReNew Global Class A Ordinary Shares, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent;

(b) [reserved];

(c) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by RMG II Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of ReNew Global Class A Ordinary Shares equal to (i) if in connection with a redemption of Private Placement Warrants pursuant to Section 6.2 hereof, as provided in Section 6.2 hereof with respect to a Make-Whole Exercise and (ii) in all other scenarios the quotient obtained by dividing (x) the product of the number of ReNew Global Class A Ordinary Shares underlying the Warrants, multiplied by the excess of the “Sponsor Exercise Fair Market Value” (as defined in this subsection 3.3.1(c)) less the Warrant Price by (y) RMG II Sponsor Exercise Fair Market Value, subject to payment (or the giving of an undertaking to make payment) of the nominal value (being US$0.0001 per share as at the date of this Agreement) per Renew Global Class A Ordinary Share. Solely for purposes of this subsection 3.3.1(c), the “Sponsor Fair Market Value” shall mean the average last reported sale price of the ReNew Global Class A Ordinary Shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent;

(d) as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or

(e) as provided in Section 7.4 hereof.

3.3.2 Issuance of Ordinary Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), ReNew Global shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of ReNew Global Class A Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the register of members of ReNew Global, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, ReNew Global shall not be obligated to deliver any ReNew Global Class A Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the ReNew Global Class A Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to ReNew Global’s satisfying its obligations under Section 7.4 or a valid exemption from registration is available. No Warrant shall be exercisable and ReNew Global shall not be obligated to issue ReNew Global Class A Ordinary Shares upon exercise of a Warrant unless the ReNew Global Class A Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. Subject to Section 4.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of ReNew Global Class A Ordinary Shares. ReNew Global may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a ReNew Global Class A Ordinary Share, ReNew Global shall round down to the nearest whole number, the number of ReNew Global Class A Ordinary Shares to be issued to such holder. ReNew Global shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this Agreement to calculate, such fractional interest. The number of shares of ReNew Global Class A Ordinary Share to be issued on such exercise will be determined by ReNew Global (with written notice thereof to the Warrant Agent) and the Warrant Agent shall have no duty or obligation to investigate or confirm whether ReNew Global’s determination of the number of shares of ReNew Global Class A Ordinary Share to be issued on such exercise, is accurate or correct.

3.3.3 Valid Issuance. All ReNew Global Class A Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for ReNew Global Class A Ordinary Shares is issued and who is registered in the register of members of ReNew Global shall for all purposes be deemed to have become the holder of record of such ReNew Global Class A Ordinary Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of ReNew Global or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify ReNew Global in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the ReNew Global Class A Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of ReNew Global Class A Ordinary Shares beneficially owned by such person and its affiliates shall include the number of ReNew Global Class A Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude ReNew Global Class A Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of ReNew Global beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding ReNew Global Class A Ordinary Shares, the holder may rely on the number of outstanding ReNew Global Class A Ordinary Shares as reflected in (1) ReNew Global’s most recent Annual Report on Form 20-F, Current Report on Form 6-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by ReNew Global or (3) any other notice by ReNew Global or Computershare Trust Company, N.A., as transfer agent (in such capacity, the “Transfer Agent”), setting forth the number of ReNew Global Class A Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, ReNew Global shall, within two (2) Business Days, confirm orally and in writing to such holder the number of ReNew Global Class A Ordinary Shares then outstanding. In any case, the number of issued and outstanding ReNew Global Class A Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of ReNew Global by the holder and its affiliates since the date as of which such number of issued and outstanding ReNew Global Class A Ordinary Shares was reported. By written notice to ReNew Global, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to ReNew Global.

4. Adjustments.

4.1 Share Capitalizations.

4.1.1 Sub-Divisions. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding ReNew Global Class A Ordinary Shares is increased by a capitalization or share dividend of ReNew Global Class A Ordinary Shares, or by a sub-division of ReNew Global Class A Ordinary Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of ReNew Global Class A Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding ReNew Global Class A Ordinary Shares. A rights offering made to all or substantially all holders of ReNew Global Class A Ordinary Shares entitling holders to purchase ReNew Global Class A Ordinary Shares at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a capitalization of a number of ReNew Global Class A Ordinary Shares equal to the product of (i) the number of ReNew Global Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the ReNew Global Class A Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per ReNew Global Class A Ordinary Share paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for ReNew Global Class A Ordinary Shares, in determining the price payable for ReNew Global Class A Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the ReNew Global Class A Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the first date on which the ReNew Global Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No ReNew Global Class A Ordinary Shares shall be issued at less than their par value.

4.1.2 Extraordinary Dividends. If ReNew Global, at any time while the Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the ReNew Global Class A Ordinary Shares a dividend or make a distribution in cash, securities or other assets on account of such ReNew Global Class A Ordinary Shares (or other shares into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above and (b) ReNew Global Class A Ordinary Cash Dividends (as defined below)(any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by ReNew Global’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each ReNew Global Class A Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the ReNew Global Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of ReNew Global Class A Ordinary Shares issuable on exercise of each Warrant).

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding ReNew Global Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of ReNew Global Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of ReNew Global Class A Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding ReNew Global Class A Ordinary Shares.

4.3 Adjustments in Exercise Price. Whenever the number of ReNew Global Class A Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of ReNew Global Class A Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of ReNew Global Class A Ordinary Shares so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding ReNew Global Class A Ordinary Shares (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such ReNew Global Class A Ordinary Shares), or in the case of any merger or consolidation of ReNew Global with or into another corporation (other than a consolidation or merger in which ReNew Global is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding ReNew Global Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ReNew Global as an entirety or substantially as an entirety in connection with which ReNew Global is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the ReNew Global Class A Ordinary Shares of ReNew Global immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the ReNew Global Class A Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the ReNew Global Class A Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the ReNew Global Class A Ordinary Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding ReNew Global Class A Ordinary Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the ReNew Global Class A Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further that if less than 70% of the consideration receivable by the holders of the ReNew Global Class A Ordinary Shares in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by ReNew Global pursuant to a Current Report on Form 6-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (assuming zero dividends) (“Bloomberg”). For purposes of calculating such amount, (i) Section 6 of this Agreement shall be taken into account, (ii) the price of each ReNew Global Class A Ordinary Share shall be the volume weighted average price of the ReNew Global Class A Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the ReNew Global Class A Ordinary Shares consists exclusively of cash, the amount of such cash per ReNew Global Class A Ordinary Share, and (ii) in all other cases, the volume weighted average price of the ReNew Global Class A Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in ReNew Global Class A Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event shall the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, ReNew Global shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, or 4.4, ReNew Global shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event. The Warrant Agent shall be fully protected in relying on any such notice and on any adjustment therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of, such adjustment unless and until it shall have received such notice.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, ReNew Global shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, ReNew Global shall, upon such exercise, round down to the nearest whole number the number of ReNew Global Class A Ordinary Shares to be issued to such holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that ReNew Global may at any time in its sole discretion make any change in the form of Warrant that ReNew Global may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to ReNew Global from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to DTC, to another nominee of DTC, to a successor depository, or to a nominee of a successor depository; provided further, however that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for ReNew Global stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and ReNew Global, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of ReNew Global for such purpose.

6 Redemption.

6.1 Redemption of Warrants for Cash. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of ReNew Global, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below).

6.2 Redemption of Warrants for ReNew Global Class A Ordinary Shares. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of ReNew Global, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant, provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.2 and receive a number of ReNew Global Class A Ordinary Shares determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”) subject to payment (or the giving of an undertaking to make payment) of the nominal value (being US$0.0001 per share as of the date of this Agreement) per Renew Global Class A Ordinary Share. Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume weighted average price of the

Ordinary Shares for the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, ReNew Global shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.

	Redemption Fair Market Value of Ordinary Shares (period to expiration of warrants)
Redemption Date	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.285	0.306	0.324	0.340	0.354	0.368	0.380	0.391	0.394
57 months	0.281	0.302	0.321	0.338	0.354	0.368	0.380	0.391	0.394
54 months	0.275	0.297	0.318	0.335	0.352	0.366	0.379	0.390	0.394
51 months	0.269	0.293	0.313	0.332	0.349	0.364	0.378	0.390	0.394
48 months	0.263	0.287	0.309	0.329	0.346	0.362	0.376	0.389	0.394
45 months	0.257	0.282	0.305	0.325	0.344	0.360	0.374	0.389	0.394
42 months	0.249	0.275	0.299	0.321	0.341	0.358	0.373	0.388	0.394
39 months	0.241	0.269	0.294	0.317	0.337	0.355	0.371	0.386	0.394
36 months	0.233	0.261	0.287	0.311	0.333	0.353	0.370	0.385	0.394
33 months	0.224	0.253	0.281	0.306	0.329	0.349	0.368	0.384	0.394
30 months	0.214	0.245	0.273	0.299	0.324	0.341	0.366	0.383	0.394
27 months	0.202	0.234	0.264	0.293	0.318	0.342	0.362	0.382	0.394
24 months	0.189	0.222	0.254	0.284	0.311	0.336	0.359	0.380	0.394
21 months	0.176	0.211	0.243	0.275	0.305	0.332	0.356	0.379	0.394
18 months	0.159	0.195	0.230	0.264	0.296	0.325	0.352	0.377	0.394
15 months	0.142	0.179	0.215	0.251	0.286	0.318	0.346	0.373	0.394
12 months	0.121	0.159	0.198	0.236	0.273	0.308	0.341	0.370	0.394
9 months	0.098	0.136	0.177	0.217	0.259	0.297	0.333	0.367	0.394
6 months	0.071	0.108	0.150	0.194	0.239	0.283	0.323	0.361	0.394
3 months	0.037	0.071	0.114	0.164	0.215	0.265	0.312	0.356	0.394
0 months	—	—	0.046	0.126	0.195	0.254	0.307	0.353	0.394

The exact Redemption Fair Market Value and Redemption Date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of ReNew Global Class A Ordinary Shares to be issued for each Warrant exercised in a Make-Whole Exercise shall be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the Exercise Price is adjusted pursuant to Section 4 hereof. If the number of shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the Exercise Price of a warrant is adjusted, (a) in the case of an adjustment pursuant to Section 4.4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to Section 4.1.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment less the decrease in the Exercise Price pursuant to such Exercise Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.394 ReNew Global Class A Ordinary Shares per Warrant (subject to adjustment).

6.3 Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that ReNew Global elects to redeem the Warrants pursuant to Sections 6.1 or 6.2, ReNew Global shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by ReNew Global not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Sections 6.1 or 6.2 and (b) “Reference Value” shall mean the last reported sales price of the ReNew Global Class A Ordinary Shares for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.

6.4 Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 6.2 of this Agreement) at any time after notice of redemption shall have been given by ReNew Global pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.5 Exclusion of Private Placement Warrants. ReNew Global agrees that (a) the redemption rights provided in Section 6.1 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by RMG II Sponsor or its Permitted Transferees and (b) if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the redemption rights provided in Section 6.2 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by RMG II Sponsor or its Permitted Transferees. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees in accordance with Section 2.5 hereof), ReNew Global may redeem the Private Placement Warrants pursuant to Section 6.1 or 6.2 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.4 hereof. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement, including for purposes of Section 9.8 hereof.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of ReNew Global, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of ReNew Global or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, ReNew Global and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of ReNew Global, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of ReNew Global Class A Ordinary Shares. ReNew Global shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of Ordinary Shares; Cashless Exercise at Company’s Option.

7.4.1 Registration of the ReNew Global Class A Ordinary Shares underlying Public Warrants and Private Placement Warrants. On [●], 2021, the registration statement on Form F-4 (Commission File No. 333-256228) registering the ReNew Global Class A Ordinary Shares issuable upon the exercise of the Warrants was declared effective by the Commission. ReNew Global shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement until the expiration of the Warrants. ReNew Global shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. During any period when ReNew Global shall fail to have maintained an effective registration statement covering the issuance of the ReNew Global Class A Ordinary Shares issuable upon exercise of the Warrants, the Registered Holders of the Warrants shall have the right to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of ReNew Global Class A Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of ReNew Global Class A Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) less the Warrant Price by (y) the Fair Market Value and (B) 0.394, and, in either case, by paying (or giving an undertaking to pay) the nominal value (being US$0.0001 per share as of the date of this Agreement) per Renew Global Class A Ordinary Share. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume-weighted average price of the ReNew Global Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, ReNew Global shall, upon request, provide the Warrant Agent with an opinion of counsel for ReNew Global (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the ReNew Global Class A Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of ReNew Global and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, ReNew Global shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the ReNew Global Class A Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, ReNew Global may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1 and (ii) in the event ReNew Global so elects, ReNew Global shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the ReNew Global Class A Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the ReNew Global Class A Ordinary Shares issuable upon exercise of the Public Warrant under applicable blue sky laws to the extent an exemption is not available.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. ReNew Global shall from time to time promptly pay all taxes and charges that may be imposed upon ReNew Global or the Warrant Agent in respect of the issuance or delivery of ReNew Global Class A Ordinary Shares upon the exercise of the Warrants, but ReNew Global shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares, save as expressly stated in this Section 8.1. ReNew Global shall bear and pay and shall reimburse the Warrant Agent forthwith on demand in respect of all and any United Kingdom stamp duty or stamp duty reserve tax which is otherwise payable by the Warrant Agent as a result of performing its obligations under this Agreement.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to ReNew Global. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, ReNew Global shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If ReNew Global shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by ReNew Global), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at ReNew Global’s cost. Any successor Warrant Agent, whether appointed by ReNew Global or by such court, shall be a corporation or other entity organized and existing under the laws of the United States of America, or any state thereof, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of ReNew Global, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent ReNew Global shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, ReNew Global shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the ReNew Global Class A Ordinary Shares not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. ReNew Global agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Warrant Agent, its reasonable and documented expenses and counsel fees and disbursements and other disbursements reasonably incurred in the preparation, negotiation, execution, administration, delivery and amendment of this Agreement and the exercise and performance of its duties hereunder.

8.3.2 Further Assurances. ReNew Global agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by ReNew Global prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, the General Counsel, the Secretary or the Chairman of the Board of ReNew Global and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction). ReNew Global agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, loss, damage, judgment, fine, penalty, claim, demand, settlement, reasonable cost or expense that is paid, incurred or to which it becomes subject, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent for any action taken, suffered or omitted by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or of enforcing its rights under this Agreement, except (i) as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction); or (ii) any Tax imposed on or calculated as a result of the net income received or receivable by the Warrant Agent under applicable law. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, punitive, incidental, indirect or consequential loss or damage of any kind whatsoever, even if the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action. Notwithstanding anything to the contrary herein, any liability, other than liability arising out of or attributable to the Warrant Agent’s bad faith or willful misconduct, of the Warrant Agent under this Agreement shall be limited to the amount of fees (but not including any reimbursed costs) paid by ReNew Global to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by ReNew Global of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any ReNew Global Class A Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any ReNew Global Class A Ordinary Shares shall, when issued, be valid and fully paid and nonassessable.

8.5 Other Rights of the Warrant Agent.

8.5.1 Counsel. The Warrant Agent may consult with legal counsel (who may be legal counsel for ReNew Global), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such opinion or advice.

8.5.2 Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to ReNew Global resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

8.5.3 Company Instructions. The Warrant Agent may rely on and shall be held harmless and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in reliance upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, or other document, or any security delivered to it, and believed by it to be genuine and to have been made or signed by the proper party or parties, or upon any written instructions or statements from ReNew Global with respect to any matter relating to its acting as Warrant Agent hereunder.

8.5.4 No Risk of Own Funds. The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

8.5.5 Opinion of Counsel. ReNew Global shall provide an opinion of counsel reasonably satisfactory to the Warrant Agent prior to the effective date of this Warrant Agent Agreement which shall state that all Warrants are: (1) registered under the Securities Act of 1933, as amended, or are exempt from such registration, and all appropriate state securities law filings have been made with respect to the warrants; and (2) validly issued, fully paid and non-assessable.

8.5.6 Bank Accounts. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for ReNew Global and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for ReNew Global and shall distribute or apply, as applicable, such Funds in accordance with the terms and conditions herein. Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to ReNew Global, any holder or any other party.

8.6 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions herein set forth and among other things, shall account promptly to ReNew Global with respect to Warrants exercised and concurrently account for, and pay to ReNew Global, all monies received by the Warrant Agent for the purchase of ReNew Global Class A Ordinary Shares through the exercise of the Warrants.

8.7 Survival. The obligations of ReNew Global under this Section 8 shall survive the termination of this Agreement, the resignation, replacement or removal of the Warrant Agent and the exercise, termination and expiration of the Warrant.

8.8 Delivery of Exercise Price. The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th Business Day of the following month by wire transfer to an account designated by ReNew Global.

8.9 Confidentiality. The Warrant Agent and ReNew Global agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to (i) subpoenas from state or federal government authorities (e.g., in divorce and criminal actions) or (ii) securities law disclosure rule or disclosure rules of the Commission or any stock exchange.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of ReNew Global or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on ReNew Global shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by ReNew Global with the Warrant Agent), as follows:

ReNew Energy Global plc

[138, Ansal Chamber – II

Bikaji Cama Place

New Delhi, Delhi – 110066

India]

Attention: D. Muthukumaran

Email: D.Mkumar@Renewpower.in

with a copy to:

Latham & Watkins LLP

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

Attention: Rajiv Gupta and Sharon Lau

Email: Rajiv.Gupta@lw.com and Sharon.Lau@lw.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by ReNew Global to or on the Warrant Agent shall be in writing and sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with ReNew Global), as follows:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royal Street

Canton, MA 02021

Attention: Client Services

9.3 Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, ReNew Global hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. ReNew Global hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or defective provision contained herein, (ii) amending the definition of “ReNew Global Class A Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of subsection 4.1.2 or (iii) adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under this Agreement. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 65% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of this Agreement with respect to the Private Placement Warrants, 65% of the then-outstanding Private Placement Warrants. Notwithstanding the foregoing, ReNew Global may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders. No amendment to this Warrant Agent Agreement shall be effective unless duly executed by the Warrant Agent. As a condition precedent to the execution by the Warrant Agent of this Agreement, ReNew Global shall deliver a certificate from an Authorized Signatory which states that the proposed amendment is in compliance with the terms of this Section 9.8.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable; provided, however, that if any excluded provision shall materially affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to ReNew Global.

9.10 Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, epidemics, pandemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of any utilities, communications, or computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Exhibit A Form of Warrant Certificate

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

RENEW ENERGY GLOBAL PLC

By:
	Name:	[●]
	Title:	[●]

COMPUTERSHARE INC.

COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By:
	Name:	[●]
	Title:	[●]

[Signature Page to Warrant Agreement]

EXHIBIT A

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

ReNew Energy Global plc

Incorporated Under the Laws of England and Wales

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that [                ], or registered assigns, is the registered holder of [                ] warrant(s) (the “Warrants” and each, a “Warrant”) to purchase Class A ordinary shares, $0.0001 par value (“Ordinary Shares”), of ReNew Energy Global plc, a public limited company incorporated under the laws of England and Wales (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to on the reverse hereof, to receive from the Company that number of fully paid and nonassessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for 1.0917589 fully paid and non-assessable Ordinary Shares. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per 1.0917589 Ordinary Shares for any Warrant is equal to $11.50 per 1.0917589 Ordinary Shares. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

RENEW ENERGY GLOBAL PLC

By:
Name:
	Title:	Authorized Signatory

COMPUTERSHARE INC.

COMPUTERSHARE TRUST COMPANY, N.A., AS WARRANT AGENT

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [                ] Ordinary Shares and are issued or to be issued pursuant to the Amended and Restated Warrant Agreement dated as of                , 2021 (the “Warrant Agreement”), duly executed and delivered by ReNew Global to Computershare Inc., a Delaware corporation, and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, ReNew Global and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to ReNew Global. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby, the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, ReNew Global shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither ReNew Global nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of ReNew Global.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [                ] Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of ReNew Energy Global plc (the “Company”) in the amount of $[                ] in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of [                ], whose address is [                ] and that such Ordinary Shares be delivered to [                      ] whose address is [                ]. If said number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [                ], whose address is [               ] and that such Warrant Certificate be delivered to [                ], whose address is [                ].

In the event that the Warrant has been called for redemption by ReNew Global pursuant to Section 6 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) or Section 6.2 of the Warrant Agreement, as applicable.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise; (ii) the holder hereof hereby undertakes to pay on demand the relevant aggregate nominal value for the Ordinary Shares to be issued; and (iii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [                ], whose address is [               ] and that such Warrant Certificate be delivered to [                ], whose address is [                ].

[Signature Page Follows]

Date: [                ], 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).